Exhibit 99.1

Kimball Electronics Signs Agreement to Acquire Global Equipment Services (GES)

JASPER, Ind., May 17, 2018 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq:KE), acting through its wholly-owned subsidiaries, announced today that it has signed an agreement to purchase substantially all of the assets and assume certain liabilities of GES Holdings, Inc., Global Equipment Services and Manufacturing, Inc., and its subsidiaries (collectively “GES”) for approximately $50 million plus the assumed liabilities, subject to certain post-closing working capital adjustments. The transaction is also subject to customary closing conditions, regulatory requirements, and governmental approvals. The transaction is expected to close in the first quarter of Kimball’s fiscal year 2019.

“The acquisition is a significant step in our new platform strategy and our plans to continue our development beyond EMS to a multifaceted manufacturing solutions company,” stated Donald D. Charron, Chairman and CEO, of Kimball Electronics, Inc.

About GES
GES, headquartered in San Jose, California, specializes in production processing and test equipment design, volume manufacturing, and global services for the semiconductor and electronics product manufacturing industry. GES has significant business operations in China, India, Japan, the United States, and Vietnam.
To learn more about GES, visit: http://geservs.com.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior.  Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market.  Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the automotive, medical, industrial, and public safety end markets.  Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service.  From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides electronic manufacturing services, including engineering and supply chain support, which utilize common production and support capabilities to a variety of industries globally.  Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.